UNITED STATES

                SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C.  20549

                             FORM 8-K


                          CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 23, 1996

                 RIDGEWOOD ELECTRIC POWER TRUST IV
        (Exact name of Registrant as Specified in Charter)

Delaware               0-25430              22-3324608
(State or other          (Commission               (IRS Employer
 jurisdiction             file number)         Identification
Number)
 of incorporation)

    947 Linwood Avenue, Ridgewood, New Jersey 07450-2939
(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code (201) 447-9000

Item 2.  Acquisition or Disposition of Assets.


On December 23, 1996, the Registrant, Ridgewood Electric Power Trust IV, acquired a 50% interest in 14 hydroelectric projects located in Maine. The Registrant's share of the net purchase price for the Maine projects was approximately $5,800,000, subject to post-closing adjustments to be made 90 days after the closing date. The purchasers were credited with all income relating to the projects from July 1, 1996 to the closing date and the seller was credited with interest on the purchase price at annual rates of 6% to 8.5% for that period.
The credits to the purchasers and the seller are expected to result in a net credit to the Registrant of $530,000, which amount is included in the purchase price stated above. The remaining 50% interest in the Maine hydroelectric projects was purchased concurrently at the same price by Ridgewood Electric Power Trust V, a Delaware business trust ("Ridgewood Power V"), which is a similar investment program sponsored by the Managing Shareholder of the Registrant.

The projects were sold by Consolidated Hydro Maine, Inc. ("CHI Maine"), a subsidiary of Consolidated Hydro, Inc., an independent power company ("CHI"). The transaction was effected through a merger of CHI Maine into Ridgewood Maine Hydro Partners, L.P., a Delaware limited partnership (the "Partnership"). Each of the Registrant and Ridgewood Power V is a limited partner and owns a 49% interest in the Partnership. The general partner (owning a 1% interest) is Ridgewood Maine Hydro Corporation, which is 50% owned by the Registrant and 50% owned by Ridgewood Power V. Therefore, the Registrant and Ridgewood Power V each own equal shares in the Maine projects and will be entitled to equal distributions and equal allocations of income, losses and other tax items.

Neither CHI nor CHI Maine is affiliated with nor has any material relationship with the Registrant, its Managing Shareholder or their affiliates, directors, officers or associates of their directors and officers. The sales price and the terms of the acquisition were determined in arm's length negotiations between the Managing Shareholder of the Registrant and CHI. The Registrant contributed its share of the purchase price to the Partnership and its general partner from the net proceeds of its completed private placement offering of shares of beneficial interest.

The 14 hydroelectric projects have an aggregate rated capacity of
11.3 megawatts. All electricity generated by the projects over and above their own requirements is sold to either Central Maine Power Company or Bangor Hydro Company under long-term power purchase contracts. Eleven of the contracts expire at the end of 2008 and the remaining three expire in 2004, 2007, and 2014.

The Partnership will continue to operate the projects and has entered into an operating and maintenance agreement with CHI and a CHI subsidiary under which the CHI subsidiary will manage and administer the projects for a fixed annual fee of $307,500 (adjusted upwards for inflation), plus an annual incentive fee equal to 50% of the excess of aggregate net cash flow over a target amount of $1.875 million per year. The maximum incentive fee is $112,500 per year; to the extent the annual net cash flow exceeds $2.1 million, the excess will be carried forward to future years; to the extent that the annual net cash flow is less than $1.875 million, the deficit will be carried forward to future years. In addition, CHI will be reimbursed for certain operating and maintenance expenses.

The agreement has a five-year term and can be renewed for two additional five-year terms by mutual consent; the Partnership may terminate the agreement at an earlier time in the event of a material default, failure of the projects to meet specified availability standards or at will after June 30, 2000 contingent on a specified termination payment.

A list of the projects is attached as Exhibit 99.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     The audited historical and unaudited pro forma financial statements required by Regulation S-K are in preparation and cannot be furnished at this time. They will be provided by amendment to this Current Report no later than March 8, 1997.

     (c)  Exhibits.



Exhibit No.    Item

   2.1 Agreement of Merger, dated as of July 1, 1996, by and among Consolidated Hydro Maine, Inc., CHI Universal, Inc., Consolidated Hydro, Inc., Ridgewood Maine Power Partners, L.P. and Ridgewood Maine Hydro Corporation. Exhibits and schedules are omitted, and a list of the omitted documents is found in the table of contents. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Agreement of Merger to the Commission upon request.

   2.2    Letter, dated November 15, 1996, amending Agreement of
Merger (to be filed by amendment due to loss of electronic version)

   2.3    Letter, dated December 3, 1996, amending Agreement of
Merger.


  10      Operation, Maintenance and Administration Agreement,
dated November __, 1996, by and among Ridgewood Maine Hydro Partners, L.P., CHI Operations, Inc. and Consolidated Hydro, Inc. Exhibits and schedules are omitted, and a list of the omitted documents is found in the table of contents.

          The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Agreement to the Commission upon request.

  99      List of projects

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         RIDGEWOOD ELECTRIC POWER TRUST IV


                         By: /s/ Thomas R. Brown
                             Thomas R. Brown, Senior Vice
                              President and Chief Operating
                                             Officer